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                                 EXHIBIT 11.1

               NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

                  CALCULATION OF PRIMARY EARNINGS PER SHARE
               (Amounts in thousands, except per share amounts)


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
                                                             Year Ended
                                      -----------------------------------------------------------
                                       1993         1992        1991         1990          1989
                                      -------      -------     -------     --------      --------
NET INCOME (LOSS)                     $(9,619)     $   515     $ 5,359     $(14,939)     $(29,341)
                                      =======      =======     =======     ========      ========
COMMON STOCK:
  Shares outstanding from
    beginning of period                29,968       29,822      29,718       29,596        29,265

  Pro rata shares:
    Stock options exercised                41          136          12            1           271

    Shares purchased for treasury,
      from date of purchase              (380)          (6)         --           --            (3)

    Assumed exercise of stock
      options, using treasury
      stock method                        226          344         386           15           191

    Shares issued for restricted
      stock                                --           --          --           31            --
                                      -------      -------     -------     --------      --------
    Weighted average number of
      shares outstanding               29,855       30,296      30,116       29,643        29,724
                                      =======      =======     =======     ========      ========
PRIMARY EARNINGS (LOSS) PER SHARE       $(.32)       $ .02       $ .18        $(.50)        $(.99)
                                      =======      =======     =======     ========      ========

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